SERVICES AGREEMENT

This agreement is entered into the date indicated below between CIB Marine Bancshares, Inc. (hereinafter the “Client”), a Wisconsin corporation, and Corporate Legal Services, LLC (hereinafter “Corporate Legal Services”), a Wisconsin limited liability company.

1. Services. During the term of this agreement, Corporate Legal Services shall provide the Client the services of Daniel J. Rasmussen (“Rasmussen”) to serve as a non-employee officer of the corporation and to fulfill the functions of the Client’s General Counsel/Chief Legal Officer, Corporate Secretary, and such other human resources, security, and related services as the parties shall agree to in writing. The initial services to be provided to Client by Corporate Legal Services are those services described in the attached Exhibit A.

2. Payments. Client shall pay Corporate Legal Services for the services described above at the daily rate of $1,200 per day. The daily rate shall be pro-rated for any partial day services are performed under this agreement. The daily rate may be amended from time to time by the written agreement of the parties. In addition to the daily rate, Corporate Legal Services shall be reimbursed for reasonable expenses incurred in delivering the services described herein, including travel and out-of-pocket expenses. Corporate Legal Services shall bill Client on a regular basis for services rendered which bills will be due and payable within five days of receipt.

3. Term of Agreement. This agreement shall become effective on January 5, 2010 and shall continue until terminated by either party as provided herein.

4. Termination of this Agreement. This agreement may be terminated by either party at any time upon thirty (30) days advance written notice to the other party.

5. Confidential Information.
(a) Except as expressly provided below, Client and Corporate Legal Services agree that all information, whether oral or written or via computer disk or electronic media, to which the other is given access or is made available to the other is referred to hereinafter as “Confidential Information.” Confidential Information shall include, without limitation, all technology, know-how, processes, software, databases, trade secrets, contracts, proprietary information, all historical and financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, customer information and customer lists, whether received before or after the date hereof. Confidential Information also includes information of any parent, subsidiary or affiliate of Client or Corporate Legal Services.

(b) Except as required by law, as expressly provided below or with the other party’s prior written consent, each of Client and Corporate Legal Services agree to hold all Confidential Information of the other in confidence, that it will not disclose any Confidential Information of the other to any third party, other than directors, officers, employees, affiliates, agents, regulators or representatives (collectively, the “Representatives”) who have a need to know such information in connection with the services to be provided under the terms of this agreement and that it will not use any such Confidential Information for purposes other than in connection with this agreement. Client and Corporate Legal Services agree to inform its Representatives of the confidential and valuable nature of the Confidential Information of its respective obligations under this agreement. It is understood and agreed that the obligation to protect Confidential Information shall be satisfied if the party receiving such information utilizes the same control (but no less than reasonable) as it employs to avoid disclosure of its own confidential and valuable information.

6. Indemnification and Insurance. Rasmussen shall serve as a non-employee senior officer of CIB Marine Bancshares, Inc. and its subsidiaries in the positions described above. The Client shall indemnify and defend Rasmussen and Corporate Legal Services against any cost, loss, claim, liability or damages, which it may sustain that in any way relate to the services performed under this agreement or by Rasmussen as an officer of the Client (including its subsidiaries), to the same extent it is obligated to defend or indemnify any officer or director of the Client pursuant to its by-laws, articles of incorporation, agreements, or applicable law and Client shall maintain directors and officers liability insurance in a reasonable and sufficient amount which shall insure Rasmussen and Corporate Legal Services in the same manner as every other senior executive officer of the Client.

7. Miscellaneous.
(a) This agreement shall be interpreted according to the laws of the state of Wisconsin.

(b) Both Corporate Legal Services and the Client agree that the relationship created by this agreement is that of independent contractor and not that of employee and employer. Corporate Legal Services is responsible for the payment of any taxes, including without limitation, all Federal, State and local personal and business income taxes, sales and use taxes, other business taxes and license fees arising out of the activities of Corporate Legal Services.

(c) This agreement constitutes the entire understanding of the parties and is a final expression of their agreement. All prior agreements, discussions or negotiations of the parties are terminated and replaced in their entirety by this agreement.

Both Client and Corporate Legal Services have read and agree to the terms described above.

This agreement is signed and entered into this 5 day of January, 2010.

Corporate Legal Services, LLC

/s/ Daniel J. Rasmussen
By: Daniel J. Rasmussen
Member

CIB Marine Bancshares, Inc.

/s/ John P. Hickey, Jr.
By: John P. Hickey
President & CEO

Exhibit A

Corporate Legal Services shall provide the following services:

-General Counsel and Corporate Secretary services to the parent company and all subsidiaries;
-Additional legal services related to the following areas: contract review, loan documentation, insurance, securities and regulatory compliance, human resources and employment, real estate, litigation management, loan collection and workouts, shareholder services, corporate governance, retail banking, and such other matters as directed by the CIB Marine Bancshares, Inc.